Exhibit 3.56

ARTICLES OF INCORPORATION

OF

RT KCMO KANSAS, INC.

The undersigned, a natural person, for the purpose of incorporating a corporation under the Kansas General Corporation Code, as amended and supplemented, hereby adopts the following Articles of Incorporation:

ARTICLE I - NAME

The name of the corporation (the “Corporation”) is RT KCMO Kansas, Inc.

ARTICLE II - REGISTERED OFFICE AND REGISTERED AGENT

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Kansas is 11525 Parkhill, Overland Park, Kansas, 66210, County of Johnson. The name of the Corporation’s resident agent at such address is Michael F. Newman.

ARTICLE III -NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code, including, without limitation, the operation of a restaurant.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV - CAPITAL STOCK

(a) The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, of the par value of $.10 per share.

(b) No holder of any of the shares of stock of the Corporation of any class shall be entitled, as a matter of right, to subscribe for, purchase, or otherwise acquire any shares of stock of the Corporation of any class which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of stock of the Corporation of any class or for the purchase of any bonds, notes, debentures, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of stock of the Corporation of any class; and any and all of such shares, bonds, notes, debentures, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been re-acquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors, to such persons and other entities, and for such lawful consideration, and on such terms, as the Board of Directors, in its discretion, may determine, without first offering the same, or any part thereof, to any said holder of stock.

ARTICLE V - INCORPORATOR

The name and the mailing address of the incorporator are as follows:

Name	Address

Michael W. Fletcher	7500 College Boulevard, Suite 750
Overland Park, Kansas 66210

ARTICLE VI - EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VII - COMPRO:M1SE WITH CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6901, and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6808, and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing r in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII - BOARD OF DIRECTORS

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall each mean the total number of directors which the Corporation would have if there were no vacancies.

(b) Voting for directors by written ballot shall not be required unless requested in writing by any stockholder.

(c) At all elections of directors of the Corporation and for the purposes of all other matters upon which stockholders are entitled to vote, each stockholder shall be entitled to as many votes as shall equal the number of shares of stock held by that stockholder. No cumulative voting shall be permitted.

(d) The names and mailing addresses of the persons who are to serve as the first Board of Directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

Name	Address

Michael F. Newman	11525 Parkhill
Overland Park, Kansas 66210

Susan D. Newman	11525 Parkhill
Overland Park, Kansas 66210

ARTICLE IX - BYLAWS

The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, the Bylaws of the Corporation may from time to time be amended or repealed, or new Bylaws may be adopted, in any of the following ways: i) by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon (or, if applicable, such larger percentage of the outstanding shares of stock entitled to vote thereon as may be specified in the Bylaws), or ii) by a majority of the full Board of

Directors. Any change so made by the stockholders may thereafter be further changed by a majority of the full Board of Directors; provided, however, that the power of the Board of Directors to amend or repeal the Bylaws, or to adopt new Bylaws, (A) may be denied as to any Bylaws or portion thereof by the stockholders if, at the time of enactment, the stockholders shall so expressly provide, and (B) shall not divest the stockholders of their power, nor limit their power, to amend or repeal the Bylaws, or to adopt new Bylaws.

ARTICLE X - INDEMNIFICATION AND LIABILITY LIMITATION

(a) The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee, member, manager or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

(b) The stockholders of the Corporation shall not be personally liable for the payment or performance of the debts or other obligations of the Corporation.

(c) Without limiting the generality of the foregoing provisions of this Article X, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of K.S.A. 17-6002 as now in effect and as it may from time to time hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the limitation of liability provided by the immediately preceding sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification. If the Kansas General Corporation Code is amended after the effective date of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation automatically shall be eliminated or limited to the fullest extent permitted by the Kansas General Corporation Code, as so amended.

ARTICLE XI - STOCKHOLDERS OF RECORD

Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares on the part of any other person, including, but without limiting the generality of the term “person”, a purchaser, pledgee, assignee or transferee of such shares, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

ARTICLE XII - BOOKS AND RECORDS

The books and records of the Corporation may be kept (subject to any provision contained in the statutes of the State of Kansas) outside the State of Kansas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII – AMENDMENTS

From time to time any of the provisions of these Articles of Incorporation may be amended, altered, changed or repealed, and other provisions authorized or permitted by the Kansas General Corporation Code at the time in force may be added or inserted in the manner and at the time prescribed by the Kansas General Corporation Code, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the Corporation, does thereby consent and agree that (i) all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares or securities in any way may be altered, amended, restricted, enlarged or repealed by legislative enactments of the State of Kansas or of the United States hereinafter adopted which have reference to or affect corporations, such shares, securities, or persons and (ii) the Corporation reserves the right to transact any business of the Corporation, to alter, amend or repeal these Articles of Incorporation, or to do any other acts or things as authorized, permitted or allowed by such legislative enactments.

IN WITNESS WHEREOF, these Articles of Incorporation have been executed this 23rd day of November, 1998.

/s/ Michael W. Fletcher

Michael W. Fletcher, Incorporator

STATE OF KANSAS	)
	)	ss.
COUNTY OF JOHNSON	)

This instrument was acknowledged, signed and sworn to before me on November 23, 1998 by Michael W. Fletcher.

/s/ Dyanna L. Brown
Notary Public

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